EXHIBIT 5.1

John D. Marziotti	Tel. (281) 847-6151
General Counsel and Secretary	Fax. (281) 405-4228
jmarziotti@newfield.com

May 4, 2009

Ladies and Gentlemen:

I am General Counsel and Secretary of Newfield Exploration Company (the “Company”).  This opinion is furnished to you in connection with the registration under the Securities Act of 1933, as amended, of 2,750,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), 2,550,000 of which Shares may be issued under the Company’s 2009 Omnibus Stock Plan and 200,000 of which Shares may be issued under the Company’s 2009 Non-Employee Director Restricted Stock Plan (collectively, the “Plans”).  The Plans remain subject to approval by the stockholders of the Company at the Company’s Annual Meeting of Stockholders to be held on May 7, 2009.  In such capacity, I am familiar with the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time, as well as the Plans.  In addition, I have examined records of relevant corporate proceedings with respect to the offering of the Shares under the Plans and such other records, instruments and documents pertaining to the Company that I have deemed necessary for purposes of delivering this opinion.  I also have examined the Company’s Registration Statement on Form S-8 to which this opinion is an exhibit (the “Registration Statement”).  I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents examined as originals, the conformity to original documents of all documents examined as certified or photostatic copies and the authenticity of the originals of such copies.  In addition, I have assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

Based on the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, following approval of the Plans by the Company’s stockholders, the Shares will have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to matters governed by the General Corporation Law of the State of Delaware, which includes statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States of America, to the extent applicable.  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

/s/ John D. Marziotti

John D. Marziotti
General Counsel and Secretary